Exhibit 99.1

NEWS RELEASE

Contacts

John Waelti | Investors & Media

(952) 392-1196

Virtual Radiologic Corporation Announces Closing of

Initial Public Offering and Exercise of Option to Purchase Additional Shares

MINNEAPOLIS, Minn., Nov. 20, 2007 – Virtual Radiologic Corporation (NASDAQ:VRAD) today announced the closing of its initial public offering of 4,600,000 shares of common stock at a price to the public of $17.00 per share. The offering consisted of 4,000,000 shares offered by Virtual Radiologic and an additional 600,000 shares offered by certain selling stockholders pursuant to the exercise by the underwriters of their option to purchase additional shares in the offering.

Virtual Radiologic intends to use the net proceeds from the offering to repay outstanding debt and for general corporate purposes. Shares of Virtual Radiologic’s common stock are listed on the NASDAQ Global Market under the ticker symbol “VRAD.”

Goldman, Sachs & Co. acted as the sole book-running manager of the offering, while Merrill Lynch & Co. acted as co-lead manager and William Blair & Company acted as co-manager.

A registration statement relating to the offering was filed with and declared effective by the Securities and Exchange Commission. The offering was made solely by means of a prospectus. A copy of the final prospectus relating to these securities may be obtained from Goldman, Sachs & Co., Attn: Prospectus Department, 85 Broad Street, New York, New York, 10004, via fax at 212-902-9316, or via e-mail at prospectus-ny@ny.email.gs.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, and there shall not be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Virtual Radiologic

Virtual Radiologic Corporation is a provider of remote diagnostic image interpretation, or teleradiology, services. The Company’s principal executive offices are located at 5995 Opus Parkway, Suite 200, Minnetonka, Minnesota 55343.

Safe Harbor for Forward-Looking and Cautionary Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of Virtual Radiologic Corporation to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Statements regarding the offering, as well as any other statements that are not historical facts in this press release are forward-looking statements that involve certain risks, uncertainties and assumptions. These include, but are not limited to, general market conditions, customary offering closing conditions and other factors detailed in the Registration Statement relating to these securities. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. Except as required by applicable law, Virtual Radiologic Corporation undertakes no duty to update these forward-looking statements due to new information or as a result of future events.